CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post- Effective Amendment Number 4 to the Registration Statement on Form N-1A of FundX Investment Trust with respect to the FundX Upgrader Fund, the FundX Aggressive Upgrader Fund, the FundX Conservative Upgrader Fund, the FundX Fixed Income Fund, the FundX Tactical Upgrader Fund, and the FundX Flexible Total Return Fund (formerly known as the “Tactical Total Return Fund”), each a series of shares of FundX Investment Trust, and to the use of our report dated November 26, 2014 on the financial statements and financial highlights included in the 2014 Annual Report.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

 /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 30, 2015